[L3 Letterhead]

                                    [L3 LOGO]
                                  communications
                              ------------------------
                            L-3 Communications Corporation
                                  600 Third Avenue
                                 New York, NY 10015
                           212-697-1111 Fax: 212-949-9879



     Frank C. Lanza
Chairman and Chief Executive Officer



                                     June 11, 2001
Mr. David A. Derby
Datron Systems, Inc.
3030 Enterprise Court
Vista, California 92083

Dear Mr. Derby:

As you are aware, the Lionheart Group contacted L-3 Communications Corporation ("L-3") last month to inquire about L-3's interest in acquiring Datron Systems, Inc. (the "Company"). We understand that you and the other members of the Company's Board of Directors (the "Board") have been given a copy of the letter dated May 30, 2001 from L-3 to the Lionheart Group (the "May 30 Letter") expressing L-3's interest in acquiring substantially all of the assets of the Company, and assuming the liabilities of the Company, for a purchase price of U.S. $52 million (the "Acquisition") in a transaction supported by the Board. For purposes of the May 30 Letter, we assumed that, at the closing, the Company would have $11 million of cash on hand, debt of $3 million and continue to own the Simi Valley facility, all of which would be included in the assets we purchase and liabilities we assume. We now submit this letter to you and the other members of the Board to communicate directly to the Board our continuing interest in the Acquisition and to request the Board's consideration and approval of the Acquisition. If the Board approves of the Acquisition and the Company agrees to execute a 60-day no shop agreement containing a U.S. $3 million break-up fee provision, we would be prepared to move quickly into an exclusive due diligence period. This letter is subject to, among other things, L-3's satisfactory completion of due diligence and further in-depth evaluation of the operations and prospects of the Company's business.

Timing And Process
------------------
The Acquisition would be consummated pursuant to a purchase agreement containing customary terms and conditions for an asset purchase transaction (the "Agreement"). L-3 is prepared to move quickly to complete its due diligence and, if satisfactory, negotiate the final terms of the Agreement. Our proposal to enter into exclusive negotiations will remain open through the close of business on June 29, 2001.


Sources of Funds
-----------------
L-3 has funds of its, own, or has binding commitments from responsible banks or other institutions under its existing revolving credit agreements, which will be sufficient and available to pay the purchase price.

Necessary Approvals and Consents
--------------------------------
We foresee the transaction as being subject to customary U.S.
regulatory approvals and do not anticipate any issues in gaining such approvals. In particular, we do not foresee any issues with regard to U.S.

Mr. David A. Derby
June 11, 2001
Page 2 of 2


antitrust/competition laws. Final approval of the specific terms and conditions of the Acquisition will be required by L-3's Board of Directors.

Employees and Management
-------------------------
L-3 is focused on growing the Company and intends to retain the Company's current employees. Further, L-3 will agree to maintain comparable levels of employee benefits for a period of at least 12 months after closing of the transaction. We are prepared to meet with senior management as soon as possible to discuss their desires and intentions.

Confidentiality
---------------
This letter is hereby submitted on a confidential basis with the full understanding and expectation that you and the rest of the Board will not share any part of this letter with any other party without our prior written approval. Should there be a breach of this confidentiality, L-3 reserves the right to withdraw this expression of interest immediately. This letter should not be construed as binding upon any party. Only such agreements as are contained in the executed Agreement shall be binding upon the Company and L-3.

Summary
----------
We believe that our expression of interest represents an attractive opportunity for the sale of the Company's assets. We are prepared to commence immediate negotiations and look forward to a rapid reply to this letter. If you have any questions regarding this letter or any other aspect of our expression of interest, please call me directly at (212) 697-1111 or Christopher Cambria at (212) 805-5634.


Sincerely

F C LANZA
Frank C. Lanza

cc:      C. Duncan Soukup